Exhibit 99.1

       TECHTEAM GLOBAL REPORTS RECORD EARNINGS OF $.49 PER SHARE FOR 2004;
                     $.16 PER SHARE FOR FOURTH QUARTER 2004

    *  Revenue growth of 49.1% to $128.0 million for 2004; 51.8% for Q4
    *  Gross profit increase of 71.0% to $30.6 million for 2004; 78.8% for Q4
    *  Operating income of $6.55 million for 2004; $1.44 million for Q4
    * Cash balance of $40.4 million, or $4.61 per common share outstanding, at December 31, 2004

    SOUTHFIELD, Mich., Feb. 10 /PRNewswire-FirstCall/ -- TechTeam Global, Inc., (Nasdaq: TEAM), a global provider of information technology and business process outsourcing support services, today reported net income of $4.73 million, or $.49 per diluted common share -- annual income and earnings per share records for the Company -- for the twelve months ended December 31, 2004. The Company also reported net income of $1.51 million, or $.16 per diluted common share, for the three months ended December 31, 2004. For the twelve months ended December 31, 2003, TechTeam reported a net loss of $1.05 million, or $(.10) per diluted common share, while the Company reported net income of $750,000, or $.07 per diluted common share, for the three months ended December 31, 2003. (In the quarter ended June 30, 2003, the Company took non-cash, after-tax charges to earnings totaling $871,000, principally related to the write-down of the value of its leasing inventories.)

    Excluding the net income contributed from Digital Support Corporation (DSC) and TechTeam A.N.E. (A.N.E.), wholly-owned subsidiaries of the Company acquired on December 31, 2003 and May 13, 2004, respectively, net income was $3.04 million, or $.31 per diluted common share, for the twelve months ended December 31, 2004. Excluding DSC and A.N.E., net income was $1.03 million, or $.11 per diluted common share, for the three months ended December 31, 2004.

    Total revenue from continuing operations grew 49.1% to $128.0 million for the twelve months ended December 31, 2004, an increase from $85.8 million in 2003. Total revenue from continuing operations grew 51.8% to $33.3 million for the three months ended December 31, 2004, an increase from $21.9 million for the comparable period in 2003. Excluding the revenue contributed by DSC and A.N.E., revenue from continuing operations grew 11.5% from 2003 to $95.7 million for the twelve months ended December 31, 2004 and grew 13.1% to $24.8 million for the three months ended December 31, 2004 from the comparable period in 2003.

    Effective with the fourth quarter of 2004 reporting period, TechTeam began accounting for the Company's leasing operations business unit (TechTeam Capital Group, LLC, or "TTCG") as a "discontinued operation," consistent with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long- Lived Assets, as a direct consequence of the diminishing impact leasing operations has had on the Company's financial results for the past several quarters. Accordingly, the Company has reclassified the financial statements of the Company to present TTCG as a discontinued operation for the current and all historical periods reported.

    Gross profit improved 71.0% to $30.6 million for the twelve months ended December 31, 2004, from $17.9 million in 2003. Gross profit grew 78.8% to $7.55 million for the three months ended December 31, 2004, an increase from $4.22 million for the comparable period in 2003. Excluding the gross profit contributed by DSC and A.N.E., gross profit grew 32.7% from 2003 to $23.7 million for the twelve months ended December 31, 2004 and grew 35.3% to $5.72 million for the three months ended December 31, 2004 from the comparable period in 2003.

    The Company's gross margin (gross profit expressed as a percentage of revenue) performance improved to 23.9% for the twelve months ended December 31, 2004 from 20.8% in 2003. Gross margin improved to 22.7% for the three months ended December 31, 2004 from 19.2% for the comparable period in 2003. Excluding the results of DSC and A.N.E., gross margin was 24.8% for the twelve months ended December 31, 2004 and was 23.0% for the three months ended December 31, 2004.

    Selling, general, and administrative (SG&A) expense was $24.0 million for the twelve months ended December 31, 2004, or 18.8% of the Company's total revenue of $128.0 million. SG&A expense was $6.11 million for the three months ended December 31, 2004, or 18.3% of the Company's total revenue of $33.3 million. Excluding DSC and A.N.E., SG&A expense was $19.9 million for the twelve months ended December 31, 2004, compared with $18.7 million in 2003, and $4.98 million for the three months ended December 31, 2004, compared with $4.06 million for the comparable period in 2003.

    The Company's financial results for the three months ended December 31, 2004 included several unusual expenses and credits. These unusual items included a pre-tax charge to income of $485,000 related to the impairment of a certain software asset; and, income related to the expected recovery of certain taxes paid and the reduction of certain tax liabilities due to the utilization of various tax strategies, totaling $645,000.

    Operating income for the twelve months ended December 31, 2004 was $6.55 million, compared to an operating loss of $811,000 for 2003. Operating income improved 804% to $1.44 million for the three months ended December 31, 2004, from $159,000 for the comparable period in 2003.

    Commenting on the Company's financial results, William F. Coyro, Jr., TechTeam Global's President and Chief Executive Officer, stated, "TechTeam delivered top-line revenue growth of 49% in 2004 while posting record income of $4.73 million and earnings of $.49 per share, including earnings of $.32 per share in the second half of the year. In addition to integrating the acquisition of two important companies in 2004 -- Digital Support Corporation and Advanced Network Engineering -- we established new help desk operations in Bucharest, Romania and grew our organic revenue by 11.5%."

    Coyro added, "TechTeam began 2005 poised to continue executing on our aggressive global strategy. On January 3rd, we completed our acquisition of Sytel, Inc., of Bethesda, Maryland -- our largest acquisition ever -- which will further expand our professional services and systems integration product offerings. TechTeam also began 2005 with a solid balance sheet, cash reserves of $40 million, and a very talented employee base. TechTeam remains focused on delivering the best overall value proposition in our industry -- the best combination of high quality, low cost, flexibility, and customer satisfaction."

    Other significant components of TechTeam Global's fourth quarter and full-year 2004 performance include the following:

    * Revenue from our European operations increased 47.8% to $41.2 million for the twelve months ended December 31, 2004 from $27.9 million in 2003. Revenue increased 45.0% to $12.2 million for the three months ended December 31, 2004 from $8.42 million for the comparable period in 2003.

    * Net cash provided by operating activities was $10.0 million for the twelve months ended December 31, 2004, versus $8.31 million in 2003. Free cash flow (net cash provided by operating activities less capital expenditures) was $7.57 million for the twelve months ended December 31, 2004, versus $3.96 million in 2003, an increase of 91.2%. The preceding results include the contributions of TTCG, which has been classified as a discontinued operation.

    * For the twelve months ended December 31, 2004, earnings before interest, taxes, depreciation, and amortization expense (EBITDA) from continuing operations was $11.3 million, compared with EBITDA of $4.73 million for 2003, an increase of 139%. For the three months ended December 31, 2004, EBITDA from continuing operations was $3.23 million, compared with EBITDA from continuing operations of $1.85 million for the comparable period in 2003, an increase of 74.3%.

    Excluding the results of DSC and A.N.E., EBITDA from continuing operations was $7.91 million for the twelve months ended December 31, 2004, an increase of 67.2% from 2003. Excluding the results of DSC and A.N.E., EBITDA from continuing operations was $2.39 million for the three months ended December 31, 2004, an increase of 29.3% from the comparable period in 2003.

    The investment community considers EBITDA an important "non-GAAP" measure of the Company's financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company's possible market valuation. (For additional information regarding the determination of the EBITDA results, please see the attached financial tables.)

    * Total cash and cash equivalents were $40.4 million as of December 31, 2004. This represents $4.61 in cash and cash equivalents per common share outstanding as of the end of 2004. This compares to total cash and cash equivalents of $35.2 million and $3.99 per common share as of December 31, 2003.

    * Total shareholders' equity increased to $66.7 million as of December 31, 2004 from $60.8 million at December 31, 2003, principally due to an increase of $4.73 million in the Company's retained earnings. The Company's net book value increased from $6.89 per common share outstanding at December 31, 2003 to $7.60 per common share outstanding at December 31, 2004.

    * For the twelve months ended December 31, 2004, the basic weighted average number of common shares outstanding was 8,660,557 and the diluted weighted number of common shares and common share equivalents outstanding was 9,593,836. For the three months ended December 31, 2004, the basic weighted average number of common shares outstanding was 8,721,246 and the diluted weighted number of common shares and common share equivalents outstanding was 9,654,680. The number of common shares outstanding as of December 31, 2004 was 8,767,037.

    TechTeam Global, Inc. will also host an investor teleconference to discuss its fourth quarter 2004 financial results at 10:00 a.m. EST, today, Thursday, February 10, 2005.

    To access a simultaneous Webcast of the teleconference, go to the TechTeam Global web site at http://www.techteam.com/investors and click on the Webcast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

    A taped replay of the call will be available beginning at approximately 1:00 p.m. EST, Thursday, February 10, 2005. This toll-free replay will be available until 1:00 p.m. EST, Thursday, February 24, 2005. To listen to the teleconference replay, call 800-633-8284. (Outside the United States, call +1-402-977-9140.) When prompted, enter the TechTeam reservation number:
21230800.

    TechTeam anticipates announcing its subsequent quarterly financial results for 2005 on April 28, July 28, and October 27. However, these dates are subject to change. Consult the Company's web site for the most current information. Future earnings announcements will be made at approximately 4:05 p.m. ET with investor teleconferences to follow at 4:30 p.m. ET.

    TechTeam Global, Inc. is a global provider of information technology and business process outsourcing services. The Company's ability to integrate computer services into a flexible, total single point of contact solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: help desk/call center services, technical staffing, professional services/systems integration, and training programs. For information about TechTeam Global, Inc. and its outstanding services call 800-522-4451.

    Safe Harbor Statement
    The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward- looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the Company's offerings, competition, unforeseen expenses, the costs and risks associated with our expansion into Romania and in executing an offshore strategy, the Company's exit from the leasing business, demands upon and consumption of the Company's cash and cash equivalent resources or changes in the Company's access to working capital, currency fluctuations, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company's ability to consummate acquisitions, and the Company's ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.

                                 Financial Data

                              TechTeam Global, Inc.

           Condensed Consolidated Statements of Operations (unaudited)

                      (In thousands, except per share data)

                                 Three Months Ended December 31,                  Year Ended December 31,
                           ------------------------------------------   ------------------------------------------
                               2004           2003         % Change         2004           2003         % Change
                           ------------   ------------   ------------   ------------   ------------   ------------
Revenue                    $     33,316   $     21,947           51.8%  $    127,988   $     85,833           49.1%
  Cost of revenue                25,281         17,724           42.6%        96,916         67,949           42.6%
  Asset
   impairment loss                  485              -                           485              -
                           ------------   ------------                  ------------   ------------
Gross Profit                      7,550          4,223           78.8%        30,587         17,884           71.0%
  SG&A expense                    6,112          4,064           50.4%        24,040         18,695           28.6%
                           ------------   ------------                  ------------   ------------
Operating Income
 (Loss)                           1,438            159            804%         6,547           (811)
  Net interest
   income                           216            250          (13.6)%          719          1,139          (36.9)%
  Foreign currency
   transaction gain
   (loss)                           176            470          (62.6)%          (91)           920
                           ------------   ------------                  ------------   ------------
Income from
 Continuing
  Operations Before
   Income Taxes                   1,830            879            108%         7,175          1,248            475%
  Income tax
   provision                        385            398           (3.3)%        2,547          1,438           77.1%
                           ------------   ------------                  ------------   ------------
Income (Loss) from
 Continuing
  Operations                      1,445            481            200%         4,628           (190)
  Income (loss)
   from discontinued
    operation,
     net of tax                      61            269          (77.3)%           97           (856)
                           ------------   ------------                  ------------   ------------
Net Income (Loss)          $      1,506   $        750            101%  $      4,725   $     (1,046)
                           ============   ============                  ============   ============
Diluted Earnings
 (Loss) per
  Common Share
  Continuing
   operations              $       0.15   $       0.05                  $       0.48   $      (0.02)
                           ============   ============                  ============   ============
  Discontinued
   operation               $       0.01   $       0.03                  $       0.01   $      (0.09)
                           ============   ============                  ============   ============
  Total                    $       0.16   $       0.07                  $       0.49   $      (0.10)
                           ============   ============                  ============   ============
Diluted weighted
 average common
  shares and common
   share
    equivalents                   9,655          9,486                         9,594         10,066

         Condensed Consolidated Statements of Operations (unaudited)

                                 (In thousands)

                                 Three Months Ended December 31,                  Year Ended December 31,
                           ------------------------------------------   ------------------------------------------
                               2004           2003         % Change         2004           2003         % Change
                           ------------   ------------   ------------   ------------   ------------   ------------
EBITDA from
 Continuing
  Operations(1)            $      3,228   $      1,852           74.3%  $     11,303   $      4,728            139%
                           ============   ============                  ============   ============
(1) Reconciliation
    of Operating
    Income (Loss)
    to EBITDA from
    Continuing
    Operations
     Operating income
      (loss)               $      1,438            159            804%  $      6,547   $       (811)
     Depreciation and
      amortization                1,614          1,223           32.0%         4,847          4,619            4.9%
     Foreign currency
      transaction
       gain (loss)                  176            470          (62.6)%          (91)           920
                           ------------   ------------                  ------------   ------------
EBITDA from Continuing
 Operations                $      3,228   $      1,852           74.3%  $     11,303   $      4,728            139%
                           ============   ============                  ============   ============

       Condensed Consolidated Statements of Financial Position (unaudited)

                                 (In thousands)

                                                  December 31
                                          ---------------------------         %
                                              2004           2003          Change
                                          ------------   ------------   ------------
Current Assets
    Cash and cash equivalents             $     40,436   $     35,195           14.9%
    Accounts receivable,
     less reserves                              28,888         22,434           28.8%
    Other current assets                         2,288          2,250            1.7%
    Current assets of discontinued
     operation                                      21            721          (97.1)%
                                          ------------   ------------
Total Current Assets                            71,633         60,600           18.2%
Net Property, Equipment, and
 Purchased Software                              8,382          9,904          (15.4)%
Other Assets
    Intangibles, less accumulated
     amortization                                3,672          3,634            1.0%
    Goodwill                                     4,768          2,099            127%
    Other                                          440            996          (55.8)%
    Noncurrent assets of
     discontinued operation                         13            467          (97.2)%
                                          ------------   ------------
Total Other Assets                               8,893          7,196           23.6%
                                          ------------   ------------
Total Assets                              $     88,908   $     77,700           14.4%
                                          ============   ============

Current Liabilities
    Accounts payable                      $      3,707   $      2,776           33.5%
    Accrued payroll, related taxes,
     and withholdings                            7,485          4,692           59.5%
    Current portion of notes payable                27            687          (96.1)%
    Accrued liabilities                          4,321          3,037           42.3%
    Current liabilities of discontinued
     operation                                      12            330          (96.4)%
                                          ------------   ------------
Total Current Liabilities                       15,552         11,522           35.0%
Long-Term Liabilities
    Long-term liabilities                          414            397            4.3%
    Deferred income tax liability                1,282              -              -
    Long-term debt of discontinued
     operation                                       -             11           (100)%
                                          ------------   ------------
Total Long-Term Liabilities                      1,696            408            316%
Redeemable Convertible Preferred Stock           5,000          5,000              -
Shareholders' Equity
    Common stock                                    88             88              -
    Additional paid-in capital                  59,437         59,932           (0.8)%
    Unamortized deferred compensation             (533)             -              -
    Retained earnings                            4,793             68           6949%
    Accumulated other comprehensive
     income                                      2,875            682            322%
                                          ------------   ------------
Total Shareholders' Equity                      66,660         60,770            9.7%
                                          ------------   ------------
Total Liabilities and
 Shareholders' Equity                     $     88,908   $     77,700           14.4%
                                          ============   ============

           Condensed Consolidated Statements of Cash Flows (unaudited)

                                 (In thousands)

                                                      Year Ended December 31,
                                                    ---------------------------
                                                        2004           2003
                                                    ------------   ------------
Operating Activities
  Net Income (loss)                                 $      4,725   $     (1,046)
  (Income) loss from discontinued operation                  (97)           856
  Adjustments to reconcile income (loss)
   to net cash provided by operating activities -
      Depreciation and amortization                        4,847          4,619
      Other adjustments                                     (634)          (710)
  Net operating cash flow from discontinued
   operation                                               1,193          4,593
                                                    ------------   ------------
Net cash provided by operating activities                 10,034          8,312
                                                    ------------   ------------
Investing Activities
  Purchase of property, equipment, and software,
   net                                                    (2,465)        (4,353)
  Cash paid for acquisitions, net of cash
   acquired                                               (1,036)        (6,504)
  Sale of marketable securities, net                           -          6,492
  Other                                                        -             49
  Net investing cash flow from discontinued
   operation                                                   -             21
                                                    ------------   ------------
Net cash used in investing activities                     (3,501)        (4,295)
                                                    ------------   ------------
Financing Activities
  Proceeds from issuance of Company stock                  1,387            544
  Purchase of Company common stock                        (2,744)       (12,545)
  Payments on notes payable, net                            (885)             -
  Proceeds from issuance of preferred stock                    -          4,820
  Net financing cash flow from discontinued
   operation                                                (219)          (468)
                                                    ------------   ------------
Net cash used in financing activities                     (2,461)        (7,649)
                                                    ------------   ------------
Effect of exchange rate changes on cash and
 cash equivalents                                          1,169           (608)
                                                    ------------   ------------
Increase in cash and cash equivalents                      5,241         (4,240)
Cash and Cash Equivalents at Beginning of Period          35,195         39,435
                                                    ------------   ------------
Cash and Cash Equivalents at End of Period          $     40,436   $     35,195
                                                    ============   ============

SOURCE  TechTeam Global, Inc.
    -0-                             02/10/2005
    /CONTACT: William F. Coyro, Jr., President and Chief Executive Officer, +1-248-357-2866, wcoyro@techteam.com , or David W. Morgan, Vice President, Chief Financial Officer, and Treasurer, +1-248-357-2866, dmorgan@techteam.com , both of TechTeam Global, Inc./
    /Web site:  http://www.techteam.com/